EXHIBIT 23(d)1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

SSgA FUNDS MANAGEMENT, INC.

AND

THE SSgA FUNDS

This amended and restated Agreement is made as of this 11th day of April, 2012, between The SSgA Funds, a Massachusetts business trust (the “Investment Company”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Adviser”).

WHEREAS, the Investment Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), currently consisting of one portfolio series, having its own investment policies; and

WHEREAS, the Adviser is in the business of providing investment advisory services;

WHEREAS, the Investment Company desires to retain the Adviser to render investment advisory services to the Investment Company with respect to the funds listed on Exhibit A hereto (the “Funds”) and possibly such other funds as the Investment Company and the Adviser may agree upon, and the Adviser is willing to render such services; and

WHEREAS the Investment Company desires to amend and restate the Investment Advisory Agreement dated May 1, 2001 in its entirety by adopting this Amended and Restated Investment Advisory Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Investment Company and Adviser agree as follows:

1. APPOINTMENT OF ADVISER.

(a) Existing Funds: The Investment Company hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Investment Company warrants that the Adviser has been duly appointed to act hereunder.

(b) Additional Funds: In the event that the Investment Company establishes one or more funds other than the Funds with respect to which it desires to retain the Adviser to render investment advisory services hereunder, it shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the additional fund. If the Adviser is willing to render such services, it shall so notify the Investment Company in writing, whereupon such fund shall become a Fund hereunder. In such event a writing signed by both the Investment Company and the Adviser shall be annexed hereto as a part hereof indicating that such additional fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for such Fund.

2. ADVISORY DUTIES. Subject to the supervision of the Board of Trustees of the Investment Company, the Adviser shall manage the investment operations and the composition of each Fund, including the purchase, retention and disposition thereof, in accordance with such Fund’s investment objective and policies as stated in the Investment Company’s Registration Statement. The Adviser is authorized to engage one or more sub-advisers in connection with the Adviser’s duties under this Agreement, which sub-advisers may be affiliates of the Manager. The Adviser’s duties hereunder are subject to the following understandings:

(a) The Adviser shall provide supervision of investments, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(b) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Master Trust Agreement, By-Laws and Registration Statement of the Investment Company and with the instructions and directions of the Board of Trustees of the Investment Company, provided, however, the Adviser shall not be responsible for acting contrary to any of the foregoing that are changed without notice of such change to the Adviser; and the Adviser shall conform to and comply with the applicable requirements of the 1940 Act and all other applicable federal or state laws and regulations;

(c) The Adviser shall promptly communicate to the officers and Trustees of the Investment Company such information relating to Fund transactions as they may reasonably request. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased, provided that in the opinion of the Adviser, all accounts are treated equitably and fairly. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, shall be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Investment Company and to such other clients;

(d) The Adviser shall maintain books and records with respect to the Investment Company’s securities transactions and shall render to the Investment Company’s Board of Trustees such periodic and special reports as the Board may reasonably request;

(e) The Adviser shall provide the Investment Company with a list of all securities transactions as reasonably requested by the Investment Company;

(f) the investment advisory services of the Adviser to the Investment Company under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

(g) With respect to those Funds set forth on Exhibit B (“Feeder Fund(s)”), for so long as all investable assets of a Feeder Fund are invested in another investment company with substantially the same investment objectives and policies (“Master Fund”), the Adviser’s duties shall be to monitor the services of the Master Fund to determine if an investment in the Master Fund remains appropriate. In the event assets are no longer invested in the Master Fund, the Adviser’s duties shall revert to those contained in this Section 2.

3. EXECUTION AND ALLOCATION OF PORTFOLIO BROKERAGE COMMISSION. The Adviser, subject to and in accordance with any directions which the Investment Company’s Board of Trustees may issue from time to time, shall place, in the name of the Investment Company, orders for the execution of the securities transactions in which any Fund is authorized to invest. When placing such orders, the primary objective of the Adviser shall be to obtain the best net price and execution for the Investment Company but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Investment Company recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selection among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish “brokerage and research services” (as defined in Section 29(e)(3) of the Securities and Exchange Act of 1934) or statistical quotations and other information to the Investment Company and/or the Adviser in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so and so long as the Board determines as a matter of general policy that the Investment Company will benefit, directly or indirectly, by doing so, the Adviser may place orders with a broker who charges a commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of brokerage and research services provided by that broker. Accordingly, the Investment Company and the Adviser agree that the Adviser shall select brokers for the execution of any Fund’s securities transactions from among:

a. Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Investment Company, specifically including the quotations necessary to determine the Investment Company’s net assets, in such amount of total brokerage as may reasonably be required in light of such services.

b. Those brokers and dealers who provide brokerage and research services to the Adviser and/or its affiliated corporations which relate directly to portfolio securities, actual or potential, of the Investment Company, or which place the Adviser in a better position to make decisions in connection with the management of the Investment Company’s assets, whether or not such data may also be useful to the Adviser and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

c. Russell Fund Distributors, Inc., the Investment Company’s distributor, when the Adviser has determined that the Fund will receive competitive execution, price and commissions. The Adviser shall render regular reports to the Investment Company, not more frequently than quarterly, of how much total brokerage business has been placed with Russell Fund Distributors, Inc., and the manner in which the allocation has been accomplished.

The Adviser agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Adviser’s primary duty to obtain the best net price and execution for the Investment Company.

4. BOOKS AND RECORDS. The Adviser shall keep the Investment Company’s books and records required to be maintained by it pursuant to paragraph 2(d) hereof. The Adviser agrees that all records which it maintains for the Investment Company are the property of the Investment Company and it shall surrender promptly to the Investment Company any of such records upon the Investment Company’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) of the Commission under the 1940 Act. Nothing herein shall prevent the Adviser from maintaining its own records as required by law, which may be a duplication of the Investment Company’s records.

5. REPORTS TO ADVISER. The Investment Company agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to shareholders of the Investment Company or the public, which refer in any way to the Adviser, ten (10) days prior to use thereof and not to use such material if the Adviser should object thereto in writing within seven (7) days after receipt of such material; provided, however, that the Adviser hereby approves all uses of its name which merely refer in accurate terms to its appointment as investment adviser hereunder, which merely identifies the Investment Company, or which are required by the Securities and Exchange Commission or a state securities commission. In the event of termination of this Agreement, the Investment Company shall, on written request of the Adviser, forthwith delete any reference to the Adviser from any materials described in the preceding sentence. The Investment Company shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Investment Company as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

6. PROXIES. Unless the Investment Company gives written instructions to the contrary, the Adviser shall vote or not vote all proxies solicited by or with respect to the issuers of securities in which assets of any Fund may be invested. The Adviser shall use its best good faith judgment to vote or not vote such proxies in a manner which best serves the interests of the Investment Company’s shareholders.

7. EXPENSES. During the term of this Agreement, the Adviser shall pay all of its own expenses incurred by it in connection with its activities under this Agreement and the Fund of the Investment Company shall bear all expenses that are incurred in its operations not specifically assumed by the Adviser.

Expenses borne by the Fund will include but not be limited to the following (or the Fund’s proportionate share of the following): (a) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by the Investment Company’s administrator; (c)

expenses of organizing the Investment Company and the Fund; (d) filing fees and expenses relating to the registration and qualification of the Fund’s shares and the Investment Company under federal or state securities laws and maintaining such registrations and qualifications; (e) fees and salaries payable to the Investment Company’s Trustees and officers who are not officers or employees of the Investment Company’s administrator, any investment adviser or underwriter of the Investment Company; (f) taxes (including any income or franchise taxes) and governmental fees; (g) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (h) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Investment Company or the Fund for violation of any law; (i) legal, accounting and auditing expenses, including legal fees of special counsel for the independent Trustees; (j) charges of custodians, transfer agents and other agents; (k) costs of preparing share certificates (if any); (l) expenses of setting in type and printing Prospectuses and Statements of Additional Information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (m) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Investment Company or the Fund; and (n) fees and other expenses incurred in connection with membership in investment company organizations.

8. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in this Agreement to all Funds other than Feeder Funds, the Investment Company shall pay to the Adviser such compensation as is designated in Exhibit A to this Agreement, so long as the Adviser has not waived all or a portion of such compensation. For the services to be rendered by the Adviser to a Feeder Fund as provided in this Agreement, the Investment Company shall pay to the Adviser no compensation, provided that the assets remain invested in the Master Fund as described in Section 2(g). In the event the assets of a Feeder Fund are no longer invested in the Master Fund, the Investment Company shall pay to the Adviser such compensation as is designated in Exhibit A to this Agreement, so long as the Adviser has not waived all or a portion of such compensation.

9. LIMITATION OF ADVISER’S LIABILITY. In the absence of (a) negligence, bad faith or willful misconduct on the part of the Adviser in the performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a beach of fiduciary duty with respect to the receipt of compensation for services (in which case, any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Investment Company, or to any shareholder of the Investment Company, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Investment Company.

10. DURATION AND TERMINATION.

(a) This Agreement shall become effective with respect to each Fund on the date on which the Fund commences offering its shares to the public, so long as, with respect to any additional Funds, the provisions of Section 1(b) have been complied with. This Agreement, unless sooner terminated as provided herein, shall continue for each Fund for two years following the effective date of this Agreement with respect to the Fund, or the date of the first annual or special meeting of the shareholders of the Fund following such effective date, if approved by a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and thereafter shall continue automatically for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Investment Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (b) by the Board of Trustees of the Investment Company or by vote of a majority of the outstanding voting securities of the Fund.

(b) This Agreement may be terminated by the Investment Company at any time, without the payment of any penalty, vote of a majority of those members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Investment Company or by the majority vote of either the entire Board of Trustees of the Investment Company or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may also be terminated by the Adviser on 90 days’ written notice to the Investment Company. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

11. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Washington and any applicable federal law.

12. LIMITATION OF LIABILITY. The Master Trust Agreement dated October 3, 1987, as amended from time to time, establishing the Investment Company, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name The Seven Seas Series Fund means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Investment Company hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in its Master Trust Agreement.

IN WITNESS WHEREOF, the due execution hereof as of the date first above written.

Attest:	THE SSgA FUNDS

By: /s/ Carla L. Anderson	By: /s/ Mark E. Swanson, Treasurer

Attest:	SSgA FUNDS MANAGEMENT, INC.

By: /s/ John Keegan	By: /s/ Ellen M. Needham, Chief Operating Officer

EXHIBIT “A”

As consideration for the Advisor’s services to the following Funds, the Advisor shall receive from each of these Funds an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Portfolio’s average daily net assets during the month:

SSgA Money Market Fund	0.25%
SSgA U.S. Government Money Market Fund	0.25%
SSgA S&P 500 Index Fund	0.03	%*
SSgA Bond Market Fund	0.30%
SSgA U.S. Treasury Money Market Fund	0.10	%**
SSgA Dynamic Small Cap Fund	0.75%
SSgA Intermediate Fund	0.30%
SSgA Prime Money Market Fund	0.10	%**
SSgA Emerging Markets Fund	0.75%
SSgA Tuckerman Active REIT Fund	0.65%
SSgA International Stock Selection Fund	0.75%
SSgA High Yield Bond Fund	0.30%
SSgA IAM SHARES Fund	0.25%
SSgA Enhanced Small Cap Fund	0.45%

SSgA Disciplined Equity Fund	0.25	%***
SSgA Tax Free Money Market Fund	0.25	%***
SSgA Life Solutions Income and Growth Fund	0.00	%***
SSgA Life Solutions Balanced Fund	0.00	%***
SSgA Life Solutions Growth Fund	0.00	%***
SSgA Directional Core Equity Fund	1.25	%***

*	Only in the event the assets of the Fund are no longer invested in the Master Fund.
**	This fee reflects a contractual waiver in effect until December 31, 2012.
***	Until such time as these funds are liquidated on or around May 15, 2012.

Letter of Undertaking

From SSgA Funds Management, Inc.

Regarding Foreign Securities Depositories

April 11, 2012

To:	Board of Trustees of the SSgA Funds set forth on Schedule A with respect to the portfolio series identified therein (each, a “Fund”)

SSgA Funds Management, Inc, (the “Adviser”) agrees as follows:

a)	The Adviser will make the determination contemplated by Rule 17f-7 under the Investment Company Act of 1940, as amended (“Rule 17f-7”), with respect to custody arrangements for Fund assets made with any non-U.S. securities depository. This determination may be made in the context of the overall decision by the Adviser to make an investment that will be held by such securities depository.

b)	The Adviser will not place a Fund’s assets in the custody of a non-U.S. securities depository unless (a) the Adviser has received the analysis of custody risks associated with such depository contemplated by Rule 17f-7 from State Street Bank and Trust Company, the Fund’s Primary Custodian (as defined in Rule 17f-7) or its agent and (b) the Adviser has determined, based on information provided by State Street Bank and Trust Company, that the depository is an Eligible Securities Depository as defined in Rule 17f-7.

c)	The Adviser will direct State Street Bank and Trust Company to withdraw a Fund’s assets from a non-U.S. securities depository as soon as reasonably practicable if, based on information provided by State Street Bank and Trust Company or its agent, the Adviser determines that (i) the depository is not an Eligible Securities Depository or (ii) the custody arrangement with the depository otherwise no longer meets the requirements of Rule 17f-7.

SSgA Funds Management, Inc.

By: /s/ Ellen M. Needham

Name: Ellen M. Needham

Title: Chief Operating Officer

EXHIBIT “B”

April 11, 2012

Each of the following Funds of the Investment Company shall be considered a “Feeder Fund” under Section 2(g) and Section 8 of the Investment Advisory Agreement, dated as of May 1, 2001, by and between the Investment Company and the Adviser. Additional Funds may be added by written notice as provided in Section 1(b). Compensation of the Adviser with respect to any Feeder Fund is set forth in Section 8.

SSgA S&P 500 Index Fund

And such other Funds, as may be established from time to time.

SSgA Funds 1301 Second Avenue, 18th Floor Seattle, Washington 98101 Tel: 206.505.7877 Fax: 206.505.1559

May 15, 2012

Ms. Ellen Needham, Managing Director

SSgA Funds Management, Inc.

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111-2900

RE:	Notice of Liquidation

Dear Ellen:

The SSgA Funds advise you that the following series of the SSgA Funds have been liquidated effective as of May 15, 2012:

Fund	SSB Fund Number	BFDS Fund Number	SEC Effective Date	Inception Date	Employer I.D. Number	CUSIP#	NASDAQ Code (Group SSgA)
SSgA Funds
Disciplined Equity Fund (was Matrix Equity – name change effective 06/01)	2D04	336	03/30/92	05/04/92	91-1556288	784924607	SSMTX
Tax Free Money Market	2D17	843	09/22/94	12/01/94	91-1652731	784924730	STAXX
Directional Core Equity	2D29	1383	02/20/05	05/11/05	86-1121853	784924466	SDCQX
LifeSolutions
Balanced	2DLB	676	06/02/97	07/01/97	91-1813002	784924714	SSLBX
Class R		1377	07/31/03	05/14/04		784924532	SLBRX
Growth	2DLG	677	06/02/97	07/01/97	91-1813004	784924698	SSLGX
Class R		1378	07/31/03	05/14/04		784924524	SLRRX
Income & Growth	2DLI	673	06/02/97	07/01/97	91-1813003	784924722	SSLIX
Class R		1376	07/31/03	05/14/04		784924516	SLIRX

Accordingly, Exhibit A to the Amended and Restated Investment Advisory Agreement between the SSgA Funds and SSgA Funds Management, Inc., dated April 11, 2012, is hereby revised effective May 15, 2012 to delete the aforementioned Funds and is attached to this letter for your records.

If you have any questions, please contact me at 206-505-4345; clanderson@russell.com.

Sincerely,

SSgA FUNDS

By:	/s/ Carla L. Anderson

Carla L. Anderson

Assistant Secretary

cc:	Lance C. Dial, Esq.

EXHIBIT A

Investment Advisory Agreement

May 15, 2012

As consideration for the Advisor’s services to the following Funds, the Advisor shall receive from each of these Funds an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Portfolio’s average daily net assets during the month:

SSgA Money Market Fund	0.25%
SSgA U.S. Government Money Market Fund	0.25%
SSgA S&P 500 Index Fund	0.03%*
SSgA Bond Market Fund	0.30%
SSgA U.S. Treasury Money Market Fund	0.10%**
SSgA Dynamic Small Cap Fund	0.75%
SSgA Intermediate Fund	0.30%
SSgA Prime Money Market Fund	0.10%**
SSgA Emerging Markets Fund	0.75%
SSgA Tuckerman Active REIT Fund	0.65%
SSgA International Stock Selection Fund	0.75%
SSgA High Yield Bond Fund	0.30%
SSgA IAM SHARES Fund	0.25%
SSgA Enhanced Small Cap Fund	0.45%

*	Only in the event the assets of the Fund are no longer invested in the Master Fund.
**	This fee reflects a contractual waiver in effect until December 31, 2012.